Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information, each dated August 1, 2026, and each included in this Post-Effective Amendment No. 174 to the Registration Statement (Form N-1A, File No. 002-21789) of Deutsche DWS Market Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated May 22, 2026, with respect to the financial statements and financial highlights of DWS RREEF Real Assets Fund and DWS RREEF Completion Fund I (two of the funds constituting Deutsche DWS Market Trust) included in the Annual Reports to Shareholders (Forms N-CSR) for the year ended March 31, 2026, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

July 27, 2026